Exhibit 99.1

For release: November 3, 2014	Contact: Brian Dingerdissen Director, Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com Donna Alston Manager, Communications O: 610.645.1095 M: 484.368.4720 DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS EARNINGS GROWTH FOR THE THIRD QUARTER OF 2014

Earnings per share from continuing operations increased 9 percent

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending September 30, 2014. Income from continuing operations increased to $67.7 million from $62.7 million, or $0.38 per share from $0.35 per share from last year, an increase of 9 percent. Net income grew to $68 million from $63.6 million in the same quarter of 2013.

Operating revenues in the quarter increased 4 percent to $210.5 million, compared to $202.3 million in the same period of 2013. Approximately one quarter of the increase was attributed to increased consumption and customer growth in Pennsylvania (over 2013’s excessively wet weather); another quarter from non-regulated revenue growth; and one half from rate activity and consumption growth in the seven other states in which Aqua has regulated operations. Aqua Pennsylvania, the company’s largest subsidiary, continues to invest in water and wastewater infrastructure, without the need to increase customer water rates due to the successful implementation of the repair tax accounting change in 2012. Since then, the company has not raised rates, despite investing approximately half a billion dollars over that time period.

On October 3, Aqua announced that a quarterly cash dividend payment of $0.165 per share was approved by the Board of Directors. The dividend will be payable on December 1, 2014, to all shareholders of record on November 14, 2014. The annualized dividend is now $0.66, an increase of 8.6 percent over the $0.608 in the same quarter of 2013. Aqua America has paid a consecutive quarterly dividend for 69 years, and raised the dividend 24 times in the past 23 years.

“Aqua’s third quarter performance is a testament to management’s ability to deliver customer growth through acquisitions, persistence in remaining one of the most cost-effective utilities in the nation, and Aqua’s ability to earn a fair return on capital investments required to address the nation’s infrastructure needs, which allows us to provide reliable water and wastewater services to the nearly 3 million people we serve,” said Aqua America Chairman and CEO Nicholas DeBenedictis. “We understand the expectations our customers and shareholders have for Aqua, and are proud to report such positive results each quarter.”

Year to date, Aqua has completed 13 acquisitions in North Carolina, Texas, Virginia, Illinois, New Jersey, and Pennsylvania. At the same point in 2013, the company had completed nine acquisitions. Aqua’s management expects organic growth and customer growth from acquisitions to be well in excess of 1 percent for the year, continuing the rebound from 2008-2011 recession levels.

In September, Aqua Texas completed a $2.8 million acquisition of the water and wastewater systems of Texas H20. The systems provide water services to roughly 3,300 people and wastewater services to nearly 600 people. Aqua Texas now serves more than 180,000 people in 53 counties throughout the state.

Aqua Virginia also purchased the water system assets of the Caroline Water Company for $1.1 million in Ruther Glen, Virginia. Aqua plans to invest nearly $2 million over the next couple of years to bring the system into regulatory compliance.

In October, Aqua’s New Jersey subsidiary, purchased the Spartan Village water and wastewater systems serving approximately 650 people in Burlington County. The company plans to invest $375,000 to upgrade distribution pipes, meters and the wastewater plant.

“Aqua’s increased acquisition activity shows the value we bring to the water utility industry. Our expertise and financial strength will provide future customers with top-tier service and substantial investment in their communities,” said DeBenedictis. “Our business development pipeline remains promising, both in our regulated and non-regulated business lines.”

As part of the growth in the non-regulated business, the company’s Aqua Indiana subsidiary announced that it had entered into a two-year agreement with the City of Lake Station in Lake County, Indiana to operate the city’s new 2 million-gallon-per-day water treatment plant. Aqua Resources, the company’s non-regulated subsidiary, closed two operation and maintenance contracts. In Westville, New Jersey, Aqua Resources entered into an agreement with Sunoco Partners Marketing & Terminals L.P. to operate and maintain their Eagle Point wastewater treatment facility. In Pennsylvania, the company completed an agreement with the Southwest Delaware County Municipal Authority to operate and maintain their collection system. The three-year contract will generate $1.1 million in base service fees.

In Indiana, Aqua expects to close on the sale of its Fort Wayne drinking water operations in the fourth quarter of 2014. As part of the agreement, Aqua will receive a total of $67 million for its assets, of which $16.9 million has already been paid. Under the terms of the agreement, Aqua will expand its wastewater plant to provide additional wastewater treatment service to customers in Allen County and the City of Fort Wayne.

In the third quarter of 2014, operations and maintenance expenses were $72.4 million, compared to $71.6 million in 2013. For all of 2014, Aqua expects operations and maintenance expenses to increase approximately 2.5 percent compared to 2013, despite higher-than-normal main break expenses experienced in the first quarter of the year. The company continues to be a cost-efficient leader in the water utility industry with a regulated segment efficiency ratio adjusted for purchased water (a non-GAAP financial measure) of 34.6 percent over the last 12 months.

At the end of the third quarter, Aqua’s capital program invested more than $220.7 million in regulated infrastructure improvements in 2014. The company is on pace to invest $325 million by the end of the year, and more than $1 billion over the next three years. Due to its internal cash generation, the company is able to fund all capital investment projects without the need to raise equity. Capital investments are needed for pipe replacements to improve the distribution network; plant upgrades to enhance water quality; and other service reliability improvements for customers.

To date in 2014, Aqua America’s regulated subsidiaries have received rate awards or infrastructure surcharges in all eight states (including wastewater in Pennsylvania) with an expected annualized revenue increase of approximately $11.6 million. Furthermore, the company has $3.9 million of rate cases pending in Texas, Virginia and Illinois. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In September, Standard & Poor’s reaffirmed its A+ credit rating for Aqua Pennsylvania. On this news, DeBenedictis said, “We are very pleased and honored with the S&P’s decision to maintain its “Stable Outlook” for Aqua America’s largest subsidiary, Aqua Pennsylvania. We believe this shows both Wall Street and Main Street that we continue to be a strong, stable company.” At quarter-end, the company’s weighted average cost of fixed-rate, long-term debt was 4.91 percent. Additionally, the company had $223 million available on its credit lines.

The company’s conference call with financial analysts will take place on Tuesday, November 4, 2014 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 4, 2014 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7912817). International callers can dial 719.457.0820 (pass code 7912817).

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: management’s long-term vision and strategic initiatives to grow the company’s customer base, remain one of the most efficient utilities and earn a fair return on capital investments required to address the nation’s infrastructure needs; the ability to provide reliable water and wastewater services; the continuation of the company’s growth-through-acquisition program and the anticipated pace of customer growth; the opportunity to invest significant capital to provide top-tier service to customers and investment in their communities; the company’s efforts to successfully manage rising costs and to remain a leader within our industry with respect to controlling expenses, which has the potential to save Aqua customers millions of dollars; the estimated amount of capital investment by the company planned for 2014 and the next three years, and the projected impact of such investments; the company’s ability to fund its capital investments internally; and the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to remain an industry leader in operational efficiency, the continuation of the company’s growth-through-acquisition program; the company’s ability to provide reliable service at a reasonable cost, the ability to successfully integrate all of the Company’s acquisitions; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation --- and expressly disclaims any such obligation --- to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating revenues	$210,535	$202,320	$588,514	$574,815

Income from continuing operations	$67,711	$62,749	$164,930	$156,617

Net income attributable to common shareholders	$67,996	$63,617	$166,424	$163,768

Basic income from continuing operations per common share	$0.38	$0.36	$0.93	$0.89
Diluted income from continuing operations per common share	$0.38	$0.35	$0.93	$0.89

Basic net income per common share	$0.38	$0.36	$0.94	$0.93
Diluted net income per common share	$0.38	$0.36	$0.94	$0.93

Basic average common shares outstanding	176,900	176,483	176,933	175,964
Diluted average common shares outstanding	177,908	177,575	177,872	176,732

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenues	$210,535	$202,320	$588,514	$574,815
Cost & expenses:
Operations and maintenance	72,374	71,631	214,435	209,837
Depreciation	29,482	29,980	91,689	88,336
Amortization	806	1,185	2,685	3,930
Taxes other than income taxes	12,815	13,384	37,943	39,884

Total	115,477	116,180	346,752	341,987

Operating income	95,058	86,140	241,762	232,828
Other expense (income):
Interest expense, net	18,990	19,350	57,393	57,833
Allowance for funds used during construction	(1,195)	(426)	(3,299)	(1,468)
(Gain) loss on sale of other assets	(75)	(138)	133	(121)
Equity loss in joint venture	736	(78)	2,673	1,732

Income from continuing operations before income taxes	76,602	67,432	184,862	174,852
Provision for income taxes	8,891	4,683	19,932	18,235

Income from continuing operations	67,711	62,749	164,930	156,617
Discontinued operations:
Income from discontinued operations before income taxes	472	1,433	2,497	11,301
Provision for income taxes	187	565	1,003	4,150

Income from discontinued operations	285	868	1,494	7,151

Net income attributable to common shareholders	$67,996	$63,617	$166,424	$163,768

Income from continuing operations per share:
Basic	$0.38	$0.36	$0.93	$0.89
Diluted	$0.38	$0.35	$0.93	$0.89
Income from discontinued operations per share:
Basic	$0.00	$0.00	$0.01	$0.04
Diluted	$0.00	$0.00	$0.01	$0.04
Net income per common share:
Basic	$0.38	$0.36	$0.94	$0.93
Diluted	$0.38	$0.36	$0.94	$0.93
Average common shares outstanding:
Basic	176,900	176,483	176,933	175,964

Diluted	177,908	177,575	177,872	176,732

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2014	2013
Net property, plant and equipment	$4,313,815	$4,138,568
Current assets	207,521	200,854
Regulatory assets and other assets	785,845	712,395

Total assets	$5,307,181	$5,051,817

Total equity	$1,615,360	$1,535,043
Long-term debt, excluding current portion	1,560,426	1,468,583
Current portion of long-term debt and loans payable	93,577	123,028
Other current liabilities	141,815	156,851
Deferred credits and other liabilities	1,896,003	1,768,312

Total liabilities and equity	$5,307,181	$5,051,817

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP financial measures for continuing operations

(in thousands of dollars)

(GAAP refers to accounting principles generally accepted in the United States)

(Unaudited)

Regulated segment - Efficiency Ratio adjusted for Purchased Water	Trailing twelve
months ended
September 30,
2014
Operating revenues (GAAP financial measure)	$753,672
Purchased Water	19,026

Adjusted operating revenues (Non-GAAP financial measure)	$734,646

Operations and maintenance expense (GAAP financial measure)	$273,454
Purchased Water	19,026

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$254,428

Regulated segment efficiency ratio (GAAP financial measure)	36.3%
Regulated segment efficiency ratio adjusted for Purchased Water (Non-GAAP financial measure)	34.6%

Reconciliation of GAAP to Non-GAAP financial measures - The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

Regulated segment—Efficiency Ratio is adjusted for Purchased Water. Information referring to “Purchased Water” refers to expense related to cost of water purchased from other non-affiliated utilities. This “Purchased Water” expense amount is deducted from the operating revenues amount and the operations and maintenance expense amount to calculate the efficiency ratio adjusted for Purchased Water.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.